Exhibit 99.1

Tri Counties Bank Completes Acquisition of Three More Branches along the North Coast of California

CHICO, Calif. — March 22, 2016

TriCo Bancshares (NASDAQ:TCBK) announced today that its subsidiary, Tri Counties Bank, has completed the acquisition of three branches on the North Coast of California from Bank of America.

The new Tri Counties Bank branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County. The bank assumed $161 million in deposits and purchased $323 thousand in loans.

“We welcome our new customers and employees to our expanded North Coast branch network,” stated Rick Smith, TriCo Bancshares President and CEO. With assets over $4.2 billion, Tri Counties Bank serves individuals, families, businesses and communities throughout Northern and Central California, including seven branches along the North Coast of California extending from Crescent City to Ferndale. Customers also have access to their accounts through a nationwide network of over 25,000 surcharge-free ATMs, online banking and mobile banking that includes check deposit capabilities through mobile devices and phone connection to live bankers 7 days per week.

About TriCo Bancshares and Tri Counties Bank

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ:TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with a nationwide surcharge-free network of more than 25,000 ATMs, as well as online and mobile banking access. The bank’s brokerage and investment services are provided through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Contact:

Tri Counties Bank

Michael Murphy, 530-332-2333

Cell: 805-453-7242

michaelmurphy@tcbk.com

www.TriCountiesBank.com